Exhibit 99.1

EVCI Career Colleges Continues Momentum of Record Growth and Profitability

Year End Results Expected to Show Revenues of $33.1 Million, Diluted EPS of $0.50 and Diluted Operating Income per Share of $0.37.

YONKERS, N.Y.--(MARKET WIRE)--Feb. 17, 2005--EVCI Career Colleges Holding Corp. (NasdaqSC: EVCI- News) today reported unaudited preliminary financial results for the fourth quarter and year ended December 31, 2004.

Revenues for Q4 2004 was $12.2 million, up from $5.8 million for Q4 last year. Net income available to common stockholders for Q4 2004 was $5.9 million as compared to $2.2 million for Q4 2003. Diluted EPS for Q4 2004 was $ 0.46 compared to $0.27 for Q4 2003. Operating income per share for Q4 2004 was $0.32 compared to $0.03 for Q4 2003 (which is determined by dividing operating income by the diluted weighted average number of shares for the period).

Full year 2004 revenues were $33.1 million, up 64% from $20.2 million for 2003. Full year 2004 net income available to common stockholders was $6.3 million, as compared to $2.6 million last year, a 142% increase. Net income included a benefit for income taxes of $2.8 million in 2004 as compared to $1.9 million in 2003, resulting from a reduction in the valuation allowance of our deferred income tax asset, which was primarily derived from prior net operating losses. Diluted EPS was $0.50 for 2004 versus $0.31 for 2003.

Income from operations was $4.6 million for 2004 as compared to $1.6 million in 2003, a 188% increase. Operating income per share was $0.37 for 2004 as compared to $0.20 for 2003, an 85% increase.

2004 results were affected by a fourth quarter charge of $980,000, of which $900,000 is related to the settlement of disallowances in the routine TAP audit of Interboro’s three academic years ended June 30, 2003 and the balance is Pell refunds related to certain causes of those TAP disallowances.

Dr. John J. McGrath, EVCI’s CEO and President, commented, “Enrollment at Interboro Institute for 2004 was up approximately 65% over 2003. Our operating income increased dramatically. Our operating income, as a percentage of revenue, improved from 8% in 2003 to 14% in 2004. This improvement resulted from economies of scale and strengthening our operating efficiencies. We met our publicly issued guidance.”

Dr. Arol I. Buntzman, Chairman, commented on the significant improvement of EVCI’s balance sheet during 2004. “Highlights include an increase in stockholders’ equity by $17 million to $24 million, and an increase in total assets by $18.6 million to $32 million (while total liabilities only increased by $1.8 million). We also had an increase of $8.2 million in working capital. This increase improved our current ratio from 1:6:1 to 2:6:1. Our balance sheet improvement was realized by improved operating results and net proceeds of $10.2 million from equity infusions.”

Contact: EVCI Career Colleges Holding Corp. Dr. John J. McGrath Chief Executive Officer & President 914-623-0700